Filed pursuant to Rule 424(b)(3)

Registration No. 333-198439

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED JULY 16, 2015

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED FEBRUARY 13, 2015

This Supplement contains performance information for June 2015 for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated February 13, 2015. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Performance Update June 2015

Seneca Global Fund, L.P. A Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Dec 2008)
Seneca Global Fund A Units [1]	-3.65%	-3.73%	1.52%	-4.80%	-4.49%	-5.50%
S&P 500 Total Return Index [2]	-1.04%	2.16%	8.41%	17.67%	17.56%	16.14%

It is not possible to invest directly in an index.

Monthly Commentary

June saw large reversals across a broad range of markets as a result of shifting sentiment in Europe and Asia. The Greek debt crisis once again became a focal point for investors. After early optimism on a possible bailout deal, the Greek government shocked markets with a weekend announcement that the European creditors’ proposed bailout plan and austerity demands would be put to a national referendum, increasing the risk of a full default and a Greek exit from the Eurozone. This caused the largest ever gap decline in Eurostoxx equity index futures when markets re-opened on the last Monday of the month. Elsewhere, the frothy Chinese equity market extended its huge run up before falling more than 20%. Chinese authorities sought to quell concerns by cutting interest rates for the fourth time since last November, causing stocks to rebound. Apart from the macroeconomic issues that dominated headlines, unexpectedly heavy rainfall in the US Midwest delayed crop plantings and caused a sharp reversal in the downtrend recently seen in agricultural commodities.

Equity indices, particularly in Europe, were the biggest detractors during the month, as long positions were hurt when the crisis in Greece sparked a broad stock sell-off. Short positions in agricultural commodities also struggled during the month. Wheat and corn prices jumped suddenly, reversing their entire year-to-date trend decline in just seven trading days, as wet weather delayed plantings and reduced supply forecasts. A choppy environment in currencies also proved challenging, as the euro and the Japanese yen rebounded against the US dollar. The Fund finished the month with a net loss.

Trading Performance

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a redemption fee. Limited Partners will not be required to pay any redemption fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | June 2015

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-3.11%	-6.11%	-2.27%	1.49%	-16.18%
2013	2.59%	-1.05%	0.89%	2.38%	-2.40%	-3.28%	-1.19%	-3.90%	-1.46%	1.65%	1.17%	1.99%	-2.86%
2014	-3.36%	1.34%	-2.37%	-1.61%	1.65%	-0.14%	-1.98%	3.11%	-0.43%	1.19%	4.33%	-0.74%	0.70%
2015	2.62%	-0.47%	1.18%	-3.23%	-0.08%	-3.65%							-3.73%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets.

Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by 52, and (ii) the number of weeks remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update June 2015

Seneca Global Fund, L.P. B Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Nov 2008)
Seneca Global Fund B Units [1]	-3.52%	-2.98%	3.11%	-3.30%	-2.98%	-3.11%
S&P 500 Total Return Index [2]	-1.04%	2.16%	8.41%	17.67%	17.56%	14.64%

It is not possible to invest directly in an index.

Monthly Commentary

June saw large reversals across a broad range of markets as a result of shifting sentiment in Europe and Asia. The Greek debt crisis once again became a focal point for investors. After early optimism on a possible bailout deal, the Greek government shocked markets with a weekend announcement that the European creditors’ proposed bailout plan and austerity demands would be put to a national referendum, increasing the risk of a full default and a Greek exit from the Eurozone. This caused the largest ever gap decline in Eurostoxx equity index futures when markets re-opened on the last Monday of the month. Elsewhere, the frothy Chinese equity market extended its huge run up before falling more than 20%. Chinese authorities sought to quell concerns by cutting interest rates for the fourth time since last November, causing stocks to rebound. Apart from the macroeconomic issues that dominated headlines, unexpectedly heavy rainfall in the US Midwest delayed crop plantings and caused a sharp reversal in the downtrend recently seen in agricultural commodities.

Equity indices, particularly in Europe, were the biggest detractors during the month, as long positions were hurt when the crisis in Greece sparked a broad stock sell-off. Short positions in agricultural commodities also struggled during the month. Wheat and corn prices jumped suddenly, reversing their entire year-to-date trend decline in just seven trading days, as wet weather delayed plantings and reduced supply forecasts. A choppy environment in currencies also proved challenging, as the euro and the Japanese yen rebounded against the US dollar. The Fund finished the month with a net loss.

Trading Performance

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | June 2015

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%	0.88%	-8.15%
2012	-0.59%	2.36%	-4.50%	0.67%	3.90%	-9.29%	5.42%	-3.42%	-2.98%	-5.99%	-2.15%	1.62%	-14.85%
2013	2.72%	-0.92%	1.02%	2.51%	-2.27%	-3.16%	-1.07%	-3.78%	-1.33%	1.78%	1.30%	2.13%	-1.34%
2014	-3.24%	1.47%	-2.24%	-1.48%	1.78%	0.00%	-1.85%	3.24%	-0.30%	1.32%	4.47%	-0.62%	2.29%
2015	2.76%	-0.34%	1.31%	-3.11%	0.05%	-3.52%							-2.98%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets.

Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update June 2015

Seneca Global Fund, L.P. C Units

Performance

	Month	YTD	1 Year	Since Inception (Sep 2012)
Seneca Global Fund C Units[1]	-3.42%	-2.32%	4.51%	-2.80%
S&P 500 Total Return Index[2]	-1.04%	2.16%	8.41%	17.29%

It is not possible to invest directly in an index.

Monthly Commentary

June saw large reversals across a broad range of markets as a result of shifting sentiment in Europe and Asia. The Greek debt crisis once again became a focal point for investors. After early optimism on a possible bailout deal, the Greek government shocked markets with a weekend announcement that the European creditors’ proposed bailout plan and austerity demands would be put to a national referendum, increasing the risk of a full default and a Greek exit from the Eurozone. This caused the largest ever gap decline in Eurostoxx equity index futures when markets re-opened on the last Monday of the month. Elsewhere, the frothy Chinese equity market extended its huge run up before falling more than 20%. Chinese authorities sought to quell concerns by cutting interest rates for the fourth time since last November, causing stocks to rebound. Apart from the macroeconomic issues that dominated headlines, unexpectedly heavy rainfall in the US Midwest delayed crop plantings and caused a sharp reversal in the downtrend recently seen in agricultural commodities.

Equity indices, particularly in Europe, were the biggest detractors during the month, as long positions were hurt when the crisis in Greece sparked a broad stock sell-off. Short positions in agricultural commodities also struggled during the month. Wheat and corn prices jumped suddenly, reversing their entire year-to-date trend decline in just seven trading days, as wet weather delayed plantings and reduced supply forecasts. A choppy environment in currencies also proved challenging, as the euro and the Japanese yen rebounded against the US dollar. The Fund finished the month with a net loss.

Trading Performance

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. C Units	Performance Update | June 2015

Series C Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-2.87%	-5.88%	-2.04%	1.74%	-15.36%
2013	2.84%	-0.81%	1.14%	2.63%	-2.16%	-3.05%	-0.96%	-3.67%	-1.22%	1.90%	1.42%	2.24%	0.01%
2014	-3.13%	1.59%	-2.13%	-1.37%	1.89%	0.11%	-1.74%	3.36%	-0.20%	1.44%	4.59%	-0.51%	3.67%
2015	2.87%	-0.23%	1.42%	-3.00%	0.16%	-3.42%							-2.32%

*	Performance from December 2008 – August 2012 is Series A Unit performance, prior to conversion to Series C Units. Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets.

Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update June 2015

Seneca Global Fund, L.P. I Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Sep 2008)
Seneca Global Fund I Units [1]	-3.48%	-2.69%	3.77%	-2.70%	-2.39%	-0.62%
S&P 500 Total Return Index [2]	-1.04%	2.16%	8.41%	17.67%	17.56%	9.72%

It is not possible to invest directly in an index.

Monthly Commentary

June saw large reversals across a broad range of markets as a result of shifting sentiment in Europe and Asia. The Greek debt crisis once again became a focal point for investors. After early optimism on a possible bailout deal, the Greek government shocked markets with a weekend announcement that the European creditors’ proposed bailout plan and austerity demands would be put to a national referendum, increasing the risk of a full default and a Greek exit from the Eurozone. This caused the largest ever gap decline in Eurostoxx equity index futures when markets re-opened on the last Monday of the month. Elsewhere, the frothy Chinese equity market extended its huge run up before falling more than 20%. Chinese authorities sought to quell concerns by cutting interest rates for the fourth time since last November, causing stocks to rebound. Apart from the macroeconomic issues that dominated headlines, unexpectedly heavy rainfall in the US Midwest delayed crop plantings and caused a sharp reversal in the downtrend recently seen in agricultural commodities.

Equity indices, particularly in Europe, were the biggest detractors during the month, as long positions were hurt when the crisis in Greece sparked a broad stock sell-off. Short positions in agricultural commodities also struggled during the month. Wheat and corn prices jumped suddenly, reversing their entire year-to-date trend decline in just seven trading days, as wet weather delayed plantings and reduced supply forecasts. A choppy environment in currencies also proved challenging, as the euro and the Japanese yen rebounded against the US dollar. The Fund finished the month with a net loss.

Trading Performance

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | June 2015

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%	0.93%	-7.62%
2012	-0.54%	2.41%	-4.45%	0.73%	3.95%	-9.25%	5.47%	-3.37%	-2.93%	-5.94%	-2.10%	1.68%	-14.35%
2013	2.77%	-0.87%	1.07%	2.56%	-2.22%	-3.11%	-1.02%	-3.73%	-1.28%	1.83%	1.36%	2.18%	-0.74%
2014	-3.19%	1.52%	-2.19%	-1.43%	1.83%	0.04%	-1.81%	3.29%	-0.25%	1.42%	4.52%	-0.57%	2.94%
2015	2.81%	-0.29%	1.36%	-3.06%	0.10%	-3.48%							-2.69%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets.

Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com